As filed with the Securities and Exchange Commission on June 28, 2017.

Registration No. 333-188010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SeaWorld Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-1220297
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

Telephone: (407) 226-5011

(Address, including zip code, and telephone number, including area code, of principal executive offices)

SeaWorld Entertainment, Inc. 2013 Omnibus Incentive Plan

SeaWorld Entertainment, Inc. 2017 Omnibus Incentive Plan

(Full title of the plans)

G. Anthony (Tony) Taylor, Esq.

Chief Legal Officer, General Counsel and Corporate Secretary

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

Telephone: (407) 226-5011

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Igor Fert, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                 ☐

EXPLANATORY NOTE

On April 19, 2013, SeaWorld Entertainment, Inc. (the “Company” or the “Registrant”) filed a registration statement on Form S-8 (Registration No. 333-188010) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 15,000,000 shares of the Company’s Common Stock (“Common Stock”) available for issuance under the SeaWorld Entertainment, Inc. 2013 Omnibus Incentive Plan (the “2013 Incentive Plan”). The Registration Statement also covered an indeterminate number of shares of Common Stock as may have become issuable as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments. The Company paid a registration fee of $55,242 at that time to register the securities.

On June 14, 2017 (the “Approval Date”), the stockholders of the Company approved the SeaWorld Entertainment, Inc. 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”). As of the Approval Date, no new awards may be granted under the 2013 Incentive Plan (although awards made under the 2013 Incentive Plan prior to the Approval Date will remain outstanding in accordance with their terms and those of the 2013 Incentive Plan). The number of shares of Common Stock for which awards may be granted under the 2017 Incentive Plan shall be 7,079,237 shares of Common Stock, which were previously available for issuance under the 2013 Incentive Plan and, pursuant to the terms of the 2017 Incentive Plan, have become available for issuance under the 2017 Incentive Plan, plus the number of shares of Common Stock underlying any award granted under the 2013 Incentive Plan that expires, terminates or is canceled or forfeited for any reason whatsoever under the terms of the 2013 Incentive Plan (collectively, the “Carryover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to reflect that, as of the Approval Date, the Carryover Shares may be issued under the 2017 Incentive Plan and to file as an exhibit hereto a copy of the 2017 Incentive Plan and a new opinion as to the validity of the shares of Common Stock that were previously issuable pursuant to the 2013 Incentive Plan. This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below. All other items of the Registration Statement are incorporated herein by reference without change (the Registration Statement as amended by Post-Effective Amendment No. 1, the “Amended Registration Statement”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8.

The documents containing the information specified in this Part I will be delivered to the participants in the 2017 Incentive Plan covered by this Amended Registration Statement as required by Rule 428(b)(1). Such documents are not required to be filed with the Commission as part of this Amended Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended the (“Exchange Act”), are hereby incorporated by reference in this Amended Registration Statement:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 1, 2017;
(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 9, 2017;
(3)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 4, 2017; March 24, 2017; April 4, 2017; April 14, 2017; May 8, 2017; May 18, 2017; June 16, 2017; and June 23, 2017; and
(4)

The Company’s registration statement on Form 8-A, filed on April 16, 2013 (File No. 001-35883), pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Amended Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), and prior to the filing of a post-effective amendment to this Amended Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Amended Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amended Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amended Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s Third Amended and Restated Bylaws provide that the Company must indemnify and advance expenses to its directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquires under any statute, any provision of the Company’s amended and restated certificate of incorporation, its Third Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Company’s Board of Directors pursuant to the applicable procedure outlined in the Third Amended and Restated Bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this Amended Registration Statement, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Amended Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Amended Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Amended Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Amended Registration Statement or any material change to such information in the Amended Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Amended Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Amended Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Orlando, Florida, on June 28, 2017.

SEAWORLD ENTERTAINMENT, INC.

By:	/s/ JOEL K. MANBY
	Name:	Joel K. Manby
	Title:	President and Chief Executive Officer, Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS: that the undersigned directors and officers of SeaWorld Entertainment, Inc. hereby constitute and appoint G. Anthony (Tony) Taylor and Peter J. Crage and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on June 28, 2017.

Signature	Title

/s/ JOEL K. MANBY	President and Chief Executive Officer, Director
Joel K. Manby	(Principal Executive Officer)

/s/ PETER J. CRAGE	Chief Financial Officer
Peter J. Crage	(Principal Financial Officer)

/s/ MARC G. SWANSON	Chief Accounting Officer
Marc G. Swanson	(Principal Accounting Officer)

/s/ DAVID F. D’ALESSANDRO	Director
David F. D’Alessandro

/s/ RONALD BENSION	Director
Ronald Bension

/s/ WILLIAM GRAY	Director
William Gray

/s/ YOSHIKAZU MARUYAMA	Director
Yoshikazu Maruyama

/s/ JUDITH A. MCHALE	Director
Judith A. McHale

/s/ THOMAS E. MOLONEY	Director
Thomas E. Moloney

/s/ DONALD C. ROBINSON	Director
Donald C. Robinson

/s/ ELLEN O. TAUSCHER	Director
Ellen O. Tauscher

/s/ DEBORAH M. THOMAS	Director
Deborah M. Thomas

/s/ YONGLI WANG	Director
Yongli Wang

INDEX OF EXHIBITS

Exhibit Number	Description of Document

4.1

Amended and Restated Certificate of Incorporation of SeaWorld Entertainment, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 24, 2013 (File No. 001-35883)).

4.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation of SeaWorld Entertainment, Inc., effective June 15, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 17, 2016 (File No. 001-35883)).

4.3	Third Amended and Restated Bylaws of SeaWorld Entertainment, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 16, 2017 (File No. 001-35883)).

4.4

Stockholders Agreement, dated as of March 24, 2017, by and among SeaWorld Entertainment, Inc., Sun Wise (UK) Co., Ltd. and, solely for purposes of Section 4.3 thereof, Zhonghong Zhuoye Group Co., Ltd. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 24, 2017 (File No. 001-35883)).

4.5†

SeaWorld Entertainment, Inc. 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.31 to the Registrant’s Registration Statement on Form S-1 filed on February 12, 2013 (File No. 333-185697)).

4.6†	SeaWorld Entertainment, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 16, 2017 (File No. 001-35883)).

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

*	Filed herewith

†	Management or compensatory arrangement